Exhibit 99.5
EXECUTION VERSION
WAIVER AND RIGHTS AGREEMENT
THIS WAIVER AND RIGHTS AGREEMENT (the “Agreement”), dated as of September 20, 2010 among Altair Nanotechnologies, Inc., a company organized under the laws of Canada (“Company”), Al Yousuf LLC, a company organized under the laws of United Arab Emirates (“Al Yousuf”), and Canon Investment Holdings Limited, a company organized under the laws of Hong Kong (“Canon”).
WHEREAS, Al Yousuf and the Company had entered into a Stock Purchase and Settlement Agreement dated September 30, 2008 (the “Al Yousuf Purchase Agreement”) pursuant to which Al Yousuf purchased from the Company, and the Company sold and issued to Al Yousuf, certain shares of Common Stock (as defined below) for US$10,000,000.10;
WHEREAS, the Company desires to issue and sell certain newly-issued shares of Common Stock to Canon, and Canon desires to subscribe for such newly-issued shares of Common Stock, pursuant to that certain Share Subscription Agreement dated of even date herewith (the “Share Subscription Agreement”);
WHEREAS, pursuant to the Al Yousuf Purchase Agreement, the transactions contemplated under the Share Subscription Agreement would (i) require notice to, and the consent of and waiver by Al Yousuf of his right of first offer pursuant to the terms of the Al Yousuf Purchase Agreement and (ii) result in the dilution of Al Yousuf’s shareholding to less than 10% of the Company’s outstanding Common Stock on a fully-diluted basis and termination of the Rights Period (as defined below);
NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound thereby, the parties hereto agree as follows:
ARTICLE 1
Definitions
Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:
“Board of Directors” means the board of directors of the Company.

“Closing” has the meaning set forth in the Share Subscription Agreement.
“Common Stock” means the common stock, without par value, of the Company.
“Law” has the meaning set forth in the Al Yousuf Purchase Agreement.
“Person” has the meaning set forth in the Al Yousuf Purchase Agreement.
“Proposed Transaction” means the issuance of shares of Common Stock contemplated under the Share Subscription Agreement.
“Registration Rights Agreement” means the Registration Rights Agreement dated November 29, 2007 between Al Yousuf and the Company, as amended by Amendment No. 1 dated on September 30, 2008 and Amendment No. 2 dated August 14, 2009.
“Rights Period” has the meaning set forth in the Al Yousuf Purchase Agreement.
Section 1.02 Other Definitional and Interpretive Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
Right of First Offer; Registration Rights
Section 2.01. Waiver of Right of First Offer. Notwithstanding anything to the contrary in the Al Yousuf Purchase Agreement, including, without limitation, Section 8 (Right of First Offer) and Section 14.4 (Notices) of the Al Yousuf Purchase Agreement, Al Yousuf hereby consents to the Proposed Transaction, and irrevocably waives any and all rights arising under the Al Yousuf Purchase Agreement to receive notice of and/or to exercise any right of first offer relating to or in connection with the Proposed Transaction, including waiver of its rights under Section 8 and Section 14.4 of the Al Yousuf Purchase Agreement, and irrevocably waives any breach of any provisions of the Al Yousuf Purchase Agreement relating to the Proposed Transaction.
Section 2.02. Waiver of Priority. Notwithstanding anything to the contrary in the Registration Rights Agreement, including without limitation, Section 2(a) (Demand Registration) and Section 2(e) (Priority on Underwritten Demand Registrations), Al Yousuf hereby agrees that with respect any underwritten Demand Registration (as such term is defined under the Registration Rights Agreement) under the Registration Rights Agreement, to the extent Canon exercises Piggyback Registration rights under the Investor Rights Agreement (as defined in the Share Subscription Agreement) and there is an underwriter cutback, Canon and Al Yousuf shall rank pro rata (in accordance with their respective ownership percentages in the Company) with respect to securities to be included in such registration.
Section 2.03 Amendment to Al Yousuf Purchase Agreement & Registration Rights Agreement. Each of the Company and Al Yousuf agrees that the provisions of this Article 2 and Article 4 (when they become effective after the Closing pursuant to the Share Subscription Agreement) constitute valid amendments of and waivers of the Al Yousuf Purchase Agreement and the Registration Rights Agreement, as applicable. Except as specifically modified by this Agreement, the Al Yousuf Purchase Agreement and the Registration Rights Agreement each remains unmodified and in full force and effect.
ARTICLE 3
Termination of Rights Period; Right to Designate Director
Section 3.01. Termination of Rights Period. Each of the parties hereby acknowledges and agrees that the Rights Period shall expire, with immediate effect, upon the Closing. At or prior to the Closing, Al Yousuf agrees to cause its director designees on the Board of Directors to submit their resignations effective as of the Closing, except as provided in this Section 3.01. The parties agree that the Board of Directors at the Closing shall include one AY Director designated by Al Yousuf pursuant to Section 3.02 (the “Initial AY Director”) who shall be one of the independent directors of the Company and serve as a member of the Audit Committee of the Board of Directors. Al Yousuf agrees that the Initial AY Director designated by it must satisfy the qualification requirements for independent directors and for members of Audit Committee, in each case under applicable Law (including, without limitation, the Nasdaq listing rules and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) (such requirements, collectively, “Specified Director Requirements”). Al Yousuf further agrees to provide the name and relevant qualification and other information for the individual it shall designate as the Initial AY Director reasonably promptly after the date hereof for inclusion in the proxy statement to be filed by the Company as contemplated by the Share Subscription Agreement; provided that the parties agree that the Initial AY Director may be an existing director designee of Al Yousuf so long as such existing director designee satisfies the Specified Director Requirements (in which case such existing director designee shall not be required to submit his resignation at the Closing and shall be deemed designated by Al Yousuf pursuant to Section 3.02). At the next annual stockholder meeting of the Company following the Closing (or if the Board of Directors decided to call a special stockholder meeting, at such stockholder meeting), the Company agrees to propose to amend its articles to increase the size of the Board of Directors to no less than 11 directors and nominate two new directors to the Board of Directors (one of whom shall be designated by Canon and the other director shall be an independent director nominated by the Board of Directors pursuant to the Company’s then existing director nomination practice), and Canon and Al Yousuf agree to vote their shares of Common Stock in favor of such proposal and the election of the two new directors. The new independent director nominated pursuant to the preceding sentence shall satisfy the Specified Director Requirements. The parties contemplate that the new independent director elected pursuant to the preceding sentence shall serve on the Audit Committee, and Al Yousuf agrees to cause the Initial AY Director to resign from the Audit Committee effective as of the election of such new independent director.
Section 3.02. Right to Designate Director. Effective from and after the Closing and until such time as Al Yousuf ceases to hold more than 5% of the outstanding shares of Common Stock on a fully-diluted basis (the “Designation Period”), the Company shall take all such action as is necessary or advisable and within its control (except to the extent such actions, upon advice of counsel, would be a breach of, contrary to or otherwise in conflict with any applicable law or fiduciary duty imposed thereby), including without limitation calling special Board of Director and stockholder meetings, so that:
(a) during the Designation Period, one individual designated by Al Yousuf (the “AY Director”) shall be appointed or elected to the Board of Directors;

(b) during the Designation Period, the removal from the Board of Directors (without cause) of the AY Director shall be at the written request of Al Yousuf; and
(c) in the event the AY Director ceases to serve as a member of the Board of Directors during his term of office (whether by death, resignation or removal) during the Designation Period, the resulting vacancy on the Board of Directors shall be filled by an individual designated by Al Yousuf.
ARTICLE 4
Amendment of Lock Up Provisions; Right of First Offer
Section 4.01. Amendment of Lock Up if Closing Occurs; Right of First Offer. Effective upon, and conditioned upon the occurrence of, the Closing pursuant to the Share Subscription Agreement:
(a) the Al Yousuf Purchase Agreement shall be amended to remove Section 12 (Lock-up; Leak-out); and
(b) Al Yousuf may elect to first offer to Canon the right to purchase Shares (as defined in the Al Yousuf Purchase Agreement) if Al Yousuf desires or proposes to transfer any such Shares.
ARTICLE 5
Representations and Warranties of Al Yousuf
Al Yousuf represents and warrants to the Company that:
Section 5.01. Corporation Authorization. The execution, delivery and performance by Al Yousuf of this Agreement and the consummation by Al Yousuf of the transactions contemplated hereby are within the corporate powers of Al Yousuf and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Al Yousuf, enforceable against it in accordance with the respective terms herein, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar legal requirements affecting creditors’ rights generally and subject, as to enforceability, the general principles of equity.
Section 5.02 Non-Contravention. The execution, delivery and performance by Al Yousuf of this Agreement and the agreements, consents and waivers herein do not and will not (i) violate the articles or bylaws or comparable organizational documents of Al Yousuf, (ii) violate any applicable Law, (iii) require any consent or other action by any Person under any provision of any agreement or other instrument binding on Al Yousuf, (iv) result in the imposition of any lien on the shares of Common Stock beneficially owned by Al Yousuf, or (v) require a filing with, or consent, approval, authorization, order, registration, qualification or decree of, any person or entity or any court or governmental authority or agency, domestic or foreign.

Section 5.03. Ownership of Shares. As of the date of this Agreement, Al Yousuf is the record and beneficial owner of the shares of Common Stock listed on Schedule 1 hereto, including the number of securities convertible into shares of Common Stock.
ARTICLE 6
Representations and Warranties of Company
The Company represents and warrants to Al Yousuf that:
Section 6.01. Corporation Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of the Company, enforceable against it in accordance with the respective terms herein, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar legal requirements affecting creditors’ rights generally and subject, as to enforceability, the general principles of equity.
Section 6.02 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the agreements, consents and waivers herein do not and will not (i) violate the articles or bylaws or comparable organizational documents of the Company, (ii) violate any applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding on the Company, (iv) result in the imposition of any lien on any asset of the Company, or (v) require a filing with, or consent, approval, authorization, order, registration, qualification or decree of, any person or entity or any court or governmental authority or agency, domestic or foreign (other than filings under the Securities Exchange Act of 1934, as amended and similar statutes in Canada).

ARTICLE 7
Representations and Warranties of Canon
Canon represents and warrants to Al Yousuf and the Company that:
Section 7.01. Corporation Authorization. The execution, delivery and performance by Canon of this Agreement and the consummation by Canon of the transactions contemplated hereby are within the corporate powers of Canon and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Canon, enforceable against it in accordance with the respective terms herein, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar legal requirements affecting creditors’ rights generally and subject, as to enforceability, the general principles of equity.
Section 7.02 Non-Contravention. The execution, delivery and performance by Canon of this Agreement and the agreements, consents and waivers herein do not and will not (i) violate the articles or bylaws or comparable organizational documents of Canon, (ii) violate any applicable Law, (iii) require any consent or other action by any Person under any provision of any agreement or other instrument binding on Canon, or (iv) require a filing with, or consent, approval, authorization, order, registration, qualification or decree of, any person or entity or any court or governmental authority or agency, domestic or foreign (other than filings under the Securities Exchange Act of 1934, as amended and similar statutes in Canada).
ARTICLE 8
Miscellaneous
Section 8.01. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.
Section 8.02. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 8.03. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.04 Counterparts; Delivery; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any signed counterpart may be delivered by facsimile or other form of electronic transmission with the same legal force and effect, for all purposes, as delivery of an originally signed agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto; provided that Section 2.02, Article 3 and Article 4 shall be null and void if the Share Subscription Agreement is terminated without Closing having occurred. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 8.05 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 8.06. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ALTAIR NANOTECHNOLOGIES, INC.
By:	/s/ Terry Copeland
	Name:	Terry Copeland
	Title:	President and CEO

AL YOUSUF LLC
By:
Name:
Title:

CANON INVESTMENT HOLDINGS LIMITED
By:
Name:
Title:

AL YOUSUF LLC
By:	/s/ Iqbal Al Yousuf
	Name:	Iqbal Al Yousuf
	Title:	President

[Signature page to Al Yousuf Waiver and Rights Agreement — Al Yousuf]

CANON INVESTMENT HOLDINGS LIMITED
By:	/s/ Yincang Wei
	Name:	Yincang Wei
	Title:	Chairman

[Signature page to Al Yousuf Waiver and Rights — Canon]

Schedule 1

Holder of shares of Common Stock	Number
AL YOUSUF LLC	20,395,863